Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts” and to the use of our report dated March 1, 2018 (except Note 17, as to which the date is April 5, 2018) in the Registration Statement (Form S-1) and related Prospectus of Unity Biotechnology, Inc. dated April 5, 2018.

/s/ Ernst & Young LLP

Redwood City, California

April 5, 2018